Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 13 Month Autocallable Contingent Coupon Securities Linked to YETI Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: YETI Holdings, Inc. (ticker: “YETI”) Underlying: June 11, 2024 Pricing date: Monthly Valuation dates: July 16, 2025 Maturity date: 7.00% per annum, paid monthly only if the closing value of the underlying is greater than or equal to the coupon barrier value on the related valuation date. You are not assured of receiving any contingent coupon. Contingent coupon: 65.00% of the initial underlying value Coupon barrier value: 65.00% of the initial underlying value Final buffer value: 35.00% Buffer percentage: If on any autocall date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the related contingent coupon Automatic early redemption: Monthly on valuation dates beginning after six months Autocall dates: The stated principal amount divided by the initial underlying value Equity ratio: 17331ARU7 / US17331ARU78 CUSIP / ISIN: The closing value on the pricing date Initial underlying value: The closing value on the final valuation date Final underlying value: (Current closing value - initial underlying value) / initial underlying value Underlying return: • If the final underlying value is greater than or equal to the final buffer value: $1,000 • If the final underlying value is less than the final buffer value: a fixed number of underlying shares of the underlying equal to the equity ratio (or, if we elect, the cash value of those shares based on the final underlying value) + the cash buffer If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will receive underlying shares (or, in our sole discretion, cash) and a cash buffer at maturity that together will be worth less than the stated principal amount of your securities. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at maturity (if not autocalled): $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated May 15, 2024 Preliminary pricing supplement: * Assumes the interim valuation date is also an autocall date. ** Assumes that the closing value of the underlying on the final valuation date is the same as the closing value of the underlying on the maturity date. Hypothetical Interim Payment per Security Hypothetical Redem ptio n * Hypothetical Payment for Interim Valuation Date Hypothetical Underlying Return on Interim Valuation Date Redeemed $1,005.833 100.00% Redeemed $1,005.833 50.00% Redeemed $1,005.833 25.00% Redeemed $1,005.833 0.00% Securities not redeemed $5.833 - 0.01% Securities not redeemed $5.833 - 35.00% Securities not redeemed $0.00 - 35.01% Securities not redeemed $0.00 - 50.00% Securities not redeemed $0.00 - 75.00% Securities not redeemed $0.00 - 100.00% Hypothetical Payment at Maturity per Security ** Assumes the securities have not been automatically redeemed prior to maturity and does not include the final contingent coupon payment, if any. Hypothetical Payment at Maturity (including Cash Value of Underlying Shares Received at Maturity) Hypothetical Underlying Return on Final Valuation Date $1 ,0 00 .00 100.00% $1 ,0 00 .00 50.00% $1 ,0 00 .00 25.00% $1 ,0 00 .00 0.00% $1 ,0 00 .00 - 35.00% $ 9 99 . 9 0 - 35.01% $ 8 50 . 0 0 - 50.00% $ 6 00 . 0 0 - 75.00% $ 3 50 . 0 0 - 100.00%

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion of your investment. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will not be repaid the stated principal amount of your securities at maturity but, instead, will receive a number of underlying shares of the underlying (or, in our sole discretion, cash based on the value thereof) and a cash buffer that together will be worth less than the stated principal amount. • You will not receive any contingent coupon following any valuation date on which the closing value of the underlying on that valuation date is less than the coupon barrier value. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupons if the underlying performs in a way that would otherwise be favorable. • The securities offer downside exposure, but no upside exposure, to the underlying. • The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The issuer and its affiliates may have conflicts of interest with you . • The U . S . federal tax consequences of an investment in the securities are unclear . Th e above summary o f sel ecte d r isks does n ot des c r ibe all of t h e r isks asso c ia te d w ith an invest m ent in t he secu r ities. You should re ad t he accompanying p rel i m inary pr icing supplem e nt and p r odu c t supplem en t fo r a mor e comp l et e de s cr iption o f r isks rel a t ing t o the sec ur it i es. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.